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                                                                    EXHIBIT 10.5

                                      FIRST
                                    AMENDMENT
                                 TO THE KEYCORP
                          SUPPLEMENTAL RETIREMENT PLAN

         WHEREAS, KeyCorp has established the KeyCorp Supplemental Retirement Plan (the "Plan"), and

         WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation Committee to permit amendments to the Plan, and

         WHEREAS, the Compensation Committee of the Board of Directors of KeyCorp has determined it desirable to amend the Plan and has accordingly authorized the execution of this First Amendment,

         NOW, THEREFORE, pursuant to such action of the Compensation Committee, the Plan is hereby amended as follows:

         1. ARTICLE III, Section 3.1, shall be amended to delete it in its entirety and to substitute therefore the following:

                           "3.1      ELIGIBILITY. A Grandfathered Employee shall
                  be eligible for a Supplemental Retirement Benefit hereunder if the Grandfathered Employee (i) retires on or after age 65 with five or more years of Benefit Service, (ii) terminates employment with an Employer on or after age 55 with ten or more years of Benefit Service, (iii) terminates his or her active employment with an Employer upon becoming Disabled after completing five or more years of Benefit Service and disability benefits have ceased under the KeyCorp Long-Term Disability Plan due to the Grandfathered Employee's election for Early or Normal Retirement under the Retirement Plan, or
                  (iv) dies after completing five or more years of Benefit Service, and has a Beneficiary who is eligible for a benefit under the Retirement Plan.

                  Effective January 1, 2003 a Grandfathered Employee shall also be eligible for a Supplemental Retirement Benefit if the Grandfathered Employee becomes involuntarily terminated from his or her employment with an Employer for reasons other than the Grandfathered Employee's Discharge for Cause, and (i) as of the Grandfathered Employee's termination date the Grandfathered Employee has a minimum of twenty-five (25) or more years of Benefit Service, and (ii) the Grandfathered Employee enters into a written non-solicitation and non-compete agreement under terms that are satisfactory to the Employer.

                  For purposes of this Section 3.1, hereof, the term "Discharge for Cause" shall mean a Grandfathered Employee's employment termination that is the result of the Grandfathered Employee's violation of the Employer's policies, practices or procedures, violation of city, state, or federal law, or failure to perform his or her assigned job duties in a satisfactory manner. The Employer in its sole and absolute discretion shall

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                  determine whether a Grandfathered Employee has been Discharged for Cause."

         2. The amendment set forth in Paragraph 1 shall be effective as of January 1, 2003.

         3. Except as otherwise amended herein, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, KeyCorp has caused this First Amendment to the Plan to be executed by its duly authorized officer to be effective as of the first day of January, 2003.

                                    KEYCORP

                                    By: /s/ Steven N. Bulloch
                                       ------------------------------
                                    Title: Assistant Secretary
                                          ---------------------------

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